EXHIBIT 99.2

XINHUA CHINA FORMS ONLINE DIGITAL MEDIA COMPANY

Management restructuring to oversee new growth opportunities in digital publishing rights

MAY 19, 2006, BEIJING – Xinhua China Ltd. (“Xinhua China” or, the “Company”) (OTCBB: XHUA), a US-based holding company, which owns a majority interest in a Chinese company that holds a national license to distribute books in China, is pleased to announce that the Company has formed a wholly owned subsidiary, Beijing Joannes Information Technology Co., Ltd. (“Joannes”), to focus on the sale and distribution of digital media content online.

This online merchandizing company – branded www.geezip.com -- is expected to launch October 1, 2006 and will sell e-books, e-audio and e-music.

Xinhua China’s decision to invest in online digital rights reflects the maturing of the Chinese Internet market in recent years. According to a report by the A.C. Nielsen Consulting Group in November 2005, 63 percent of Internet users in China said they had shopped online, and 56 per cent of that group said they had bought reading material that way. About 24 per cent of online shoppers said they had bought audio-visual products.

Xinhua China’s CEO, Xianping Wang, said, “With China rapidly becoming the most wired country in the world, we are positioning ourselves to take advantage of the trend for online content, particularly foreign content.” Mr. Wang added, “Internet usage in China by middle class consumers is growing at an annualized rate of 60 percent. There’s no question China represents a great business opportunity for online content and service providers.”

To assist in the launch and management of the Company’s digital media strategy, Mr. Peter Shandro, currently a director Xinhua China, will assume the role of VP Business Strategy. Previously, from 1999 to 2003, Mr. Shandro was a founder, CEO and director of XML Global Technology, a publicly traded software company specializing in data transformation and web-based transactional solutions. He has extensive experience in guiding early stage companies and business restructuring.

Additionally, the Company is pleased to announce that Xinhua China’s CFO Clement Wu will also become the Secretary and Treasurer of the Company.

About Xinhua China

Xinhua China Ltd. is a US-based holding company with publishing and distribution interests in China. Through its subsidiary, Xinhua Publications Circulation & Distribution Co., Ltd., the Company holds a national license for distribution of books and other publications in China.

INVESTOR CONTACT:
MR. ALEX HELMEL
1 800 884 3864 (EXT. 17)
www.xinhuachina.com.cn

Safe Harbor Statement

THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, XINHUA CHINA'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

At Xinhua China Ltd.:                                                                                         At The Investor Relations Company:
Alex Helmel                                                                                                           Woody Wallace or Michael Arneth
Investor Relations                                                                                               (312) 245-2700
info@xinhuachina.com.cn
(604) 681-3864 ■ (800) 884-3864